EXHIBIT 23.2

PKF O’Connor Davies, A Division of O'Connor Davies, LLP
29 Broadway
New York, NY 10006
Tel: 212.867.8000
Fax: 212.687.4346
www.odpkf.com

Consent of Independent Registered Accounting Firm

The Board of Directors
UMH Properties, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, pertaining to the registration by UMH Properties, Inc. (the “Company”) of shares of the Company’s common stock (“Common Stock”) available for issuance upon the reinvestment of Common Stock dividends or the purchase of additional shares of Common Stock pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan, of our reports dated March 15, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2011 and the related financial statement schedule, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the Company’s annual report on Form 10-K for the year ended December 31, 2011.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/PKF O’Connor Davies
A Division of O’Connor Davies, LLP

New York, New York
July 2, 2012

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